Exhibit 23


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
The Continental Corporation:

We consent to incorporation by reference in the registration statement No. 33-43824 on Form S-3 of The Continental Corporation and the registration statement No. 2-97474 on Form S-8 of The Continental Corporation of our report dated February 10, 1994, relating to the consolidated balance sheets of The Continental Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of The Continental Corporation.

Our reports refer to The Continental Corporation and subsidiaries' change in methods of accounting for multiple-year retrospectively rated reinsurance contracts and for the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1993. The Continental Corporation and subsidiaries adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes," in 1992.


                                   /s/ KPMG Peat Marwick

                                   KPMG Peat Marwick

New York, New York
March 25, 1994